                                                                    EXHIBIT 99.3

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Sonoco Products Company:

We have reviewed the accompanying condensed consolidated balance sheet of Sonoco Products Company as of June 27, 2004, and the related condensed consolidated statements of income for the three-month and six-month periods ended June 27, 2004, and June 29, 2003 and the condensed consolidated statements of cash flows for the six-month periods ended June 27, 2004 and June 29, 2003. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended (not present herein), and in our report dated January 28, 2004, except for Note 17 as to which the date is September 30, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                                   /s/PricewaterhouseCoopers LLP
                                                   -----------------------------

                                                   PricewaterhouseCoopers LLP

Charlotte, North Carolina
July 28, 2004, except for
Note 13 as to which the date
is September 30, 2004

SONOCO PRODUCTS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands)

                                                                                  JUNE 27,
                                                                                    2004      DECEMBER 31,
                                                                                (UNAUDITED)      2003*
                                                                                -----------   ------------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                                  $    65,249   $     84,854
     Trade accounts receivable, net of allowances                                   387,407        320,676
     Other receivables                                                               39,974         33,066
     Inventories
         Finished and in process                                                    112,253        109,080
         Materials and supplies                                                     172,487        143,116
Prepaid expenses and other                                                           79,421         64,473
                                                                                -----------   ------------
                                                                                    856,791        755,265
PROPERTY, PLANT AND EQUIPMENT, NET                                                  942,536        923,569
GOODWILL                                                                            538,055        383,954
OTHER ASSETS                                                                        492,963        457,845
                                                                                -----------   ------------
     Total Assets                                                               $ 2,830,345   $  2,520,633
                                                                                ===========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Payable to suppliers                                                       $   257,148   $    239,300
     Accrued expenses and other                                                     219,915        211,342
     Notes payable and current portion of long-term debt                            206,358        201,367
     Taxes on income                                                                  8,255         27,585
                                                                                -----------   ------------
                                                                                    691,676        679,594
LONG-TERM DEBT                                                                      733,892        473,220
PENSION AND OTHER POSTRETIREMENT BENEFITS                                           147,830        137,494
DEFERRED INCOME TAXES AND OTHER                                                     212,556        216,165
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value
         Authorized 300,000 shares
         97,986 and 97,217 shares outstanding, of which 97,695 and 96,969
              were issued at June 27, 2004 and December 31, 2003, respectively        7,175          7,175
     Capital in excess of stated value                                              353,726        337,136
     Accumulated other comprehensive loss                                          (152,319)      (136,091)
     Retained earnings                                                              835,809        805,940
                                                                                -----------   ------------
         Total Shareholders' Equity                                               1,044,391      1,014,160
                                                                                -----------   ------------
     Total Liabilities and Shareholders' Equity                                 $ 2,830,345   $  2,520,633
                                                                                ===========   ============

* The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principals.

      See accompanying Notes to Condensed Consolidated Financial Statements

SONOCO PRODUCTS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands except per share data)

                                                           THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         ----------------------   -------------------------
                                                          JUNE 27,    JUNE 29,      JUNE 27,      JUNE 29,
                                                           2004         2003          2004         2003
                                                         ---------   ----------   -----------   -----------
Net sales                                                $ 763,902   $  684,567   $ 1,459,318   $ 1,341,047
Cost of sales                                              620,753      560,805     1,194,587     1,093,370
Selling, general and administrative expenses                76,969       68,299       147,464       138,684
Restructuring charges (see Note 5)                           5,768        7,828         7,096         8,965
                                                         ---------   ----------   -----------   -----------
Income before interest and taxes                            60,412       47,635       110,171       100,028
Interest expense                                            11,518       13,979        21,441        26,709
Interest income                                             (1,196)        (509)       (2,371)         (956)
                                                         ---------   ----------   -----------   -----------
Income before income taxes                                  50,090       34,165        91,101        74,275
Provision for income taxes                                  17,795       14,476        23,220        28,916
                                                         ---------   ----------   -----------   -----------
Income before equity in earnings of affiliates/minority
     interest in subsidiaries                               32,295       19,689        67,881        45,359
Equity in earnings (loss) of affiliates/minority
     interest in subsidiaries                                2,660        1,681         3,914         3,324
                                                         ---------   ----------   -----------   -----------
Income from continuing operations                           34,955       21,370        71,795        48,683
Income from discontinued operations, net of income tax          --        1,463            --         3,148
                                                         ---------   ----------   -----------   -----------
Net income                                               $  34,955   $   22,833   $    71,795   $    51,831
                                                         =========   ==========   ===========   ===========

Average common shares outstanding:
     Basic                                                  97,890       96,696        97,754        96,684
     Diluted                                                98,691       96,956        98,441        96,957
                                                         ---------   ----------   -----------   -----------
Per common share
     Basic:
         From continuing operations                      $    0.36   $     0.22   $      0.73   $      0.51
         From discontinued operations                    $       -   $     0.02   $         -   $      0.03
                                                         ---------   ----------   -----------   -----------
         Net income                                      $    0.36   $     0.24   $      0.73   $      0.54
     Diluted:
         From continuing operations                      $    0.35   $     0.22   $      0.73   $      0.50
         From discontinued operations                    $       -   $     0.02   $         -   $      0.03
                                                         ---------   ----------   -----------   -----------
         Net income                                      $    0.35   $     0.24   $      0.73   $      0.53
Cash dividends - common                                  $    0.22   $     0.21   $      0.43   $      0.42
                                                         =========   ==========   ===========   ===========

      See accompanying Notes to Condensed Consolidated Financial Statements

SONOCO PRODUCTS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

                                                                   SIX MONTHS ENDED
                                                                ----------------------
                                                                 JUNE 27,     JUNE 29,
                                                                   2004        2003
                                                                ----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                      $   71,795   $  51,831
Adjustments to reconcile net income to net cash provided
     by operating activities:
         Restructuring reserve (noncash)                             1,698         729
         Depreciation, depletion and amortization                   73,280      79,149
         Equity in earnings of affiliates/minority interest
              in subsidiaries                                       (3,914)     (3,324)
         Cash dividends from affiliated companies                    1,650       1,325
         Loss (gain) on disposition of assets                        2,179        (502)
         Deferred taxes                                              1,256       5,587
         Change in assets and liabilities, net of effects from
              acquisitions, dispositions and foreign currency
              adjustments:
                  Receivables                                      (48,662)    (43,846)
                  Inventories                                      (29,218)    (29,002)
                  Prepaid expenses                                 (14,425)    (12,476)
                  Payables and taxes                                   864       8,783
                  Other assets and liabilities                      (1,977)     26,196
                                                                ----------   ---------
Net cash provided by operating activities                           54,526      84,450
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment                          (53,540)    (52,787)
Cost of acquisitions, exclusive of cash acquired                  (259,981)     (1,275)
Proceeds from the sale of assets                                     3,315       1,372
                                                                ----------   ---------
Net cash used in investing activities                             (310,206)    (52,690)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt                                     169,141      20,938
Principal repayment of debt                                        (12,935)    (10,199)
Net increase in commercial paper borrowings                        108,000      (1,500)
Net increase in bank overdrafts                                        157      10,469
Cash dividends - common                                            (41,926)    (40,514)
Common shares issued                                                14,855       1,070
                                                                ----------   ---------
Net cash provided by (used in) financing activities                237,292     (19,736)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                            (1,217)        552
                                                                ----------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (19,605)     12,576
Cash and cash equivalents at beginning of period                    84,854      31,405
Cash and cash equivalents at end of period                      $   65,249   $  43,981
                                                                ==========   =========

      See accompanying Notes to Condensed Consolidated Financial Statements

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

NOTE 1:    BASIS OF INTERIM PRESENTATION

           In the opinion of the management of Sonoco Products Company (the "Company"), the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows for the interim periods reported herein. Operating results for the three and six months ended June 27, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual report for the fiscal year ended December 31, 2003.

           With respect to the unaudited condensed consolidated financial information of the Company for the three and six month periods ended June 27, 2004 and June 29, 2003 included in this Form 10-Q, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated July 28, 2004 appearing herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

           During the fourth quarter of 2003, the Company completed the sale of its High Density Film business to Hilex Poly Co., LLC, Los Angeles, California. Operating results of this business have been presented for the three and six months ended June 29, 2003 as "Income from discontinued operations, net of income taxes" in the Company's Condensed Consolidated Statements of Income. Items included in the Notes to Condensed Consolidated Financial Statements that relate to the Consolidated Statement of Income for the three and six months ended June 29, 2003 have been restated to reflect the reclassification of the Company's High Density Film business as discontinued operations.

NOTE 2:    ACQUISITIONS/JOINT VENTURES

           Acquisition of CorrFlex Graphics, LLC

           On May 28, 2004, the Company completed its purchase of CorrFlex Graphics, LLC ("CorrFlex") for an all-cash purchase price of approximately $250,000. CorrFlex, a privately held company, is one of the nation's largest point-of-purchase display companies. The acquired business, which is known as Sonoco CorrFlex, LLC, is reflected in the Packaging Services segment beginning in June of 2004.

           The unaudited proforma combined historical results, as if CorrFlex had been acquired at the beginning of fiscal 2003 and 2004 are estimated to be:

                       Three Months Ended       Six Months Ended
                      ---------------------  ----------------------
                       JUNE 27,   JUNE 29,    JUNE 27,    JUNE 29,
                        2004       2003        2004        2003
                      ---------  ----------  ----------  ----------
Net sales             $ 792,651  $  721,250  $1,531,190  $1,423,598
Net income            $  36,614  $   22,963  $   75,942  $   54,446
                      =========  ==========  ==========  ==========
Diluted earnings per
      common share    $    0.37  $     0.24  $     0.77  $     0.56
                      =========  ==========  ==========  ==========

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

           The proforma results include amortization of intangibles and interest expense on debt assumed to finance the purchase. The proforma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

           European Joint Venture

           On April 19, 2004, the Company announced that it had signed a definitive agreement with Ahlstrom Corporation, Helsinki, Finland ("Ahlstrom") to combine each of the companies' respective European paper-based tube/core and coreboard operations into a joint venture that will operate under the name Sonoco-Alcore S.a.r.l. The Company, which will contribute to the joint venture ownership positions in 25 tube and core plants and six paper mills, will hold a 64.5% interest in the joint venture. Ahlstrom, a leader in high-performance fiber-based materials serving niche markets worldwide, will contribute 15 tube and core plants and one paper mill to the joint venture and will hold a 35.5% interest in it. The Company is currently awaiting regulatory approval by the European Union and expects to finalize this joint venture by the end of 2004.

NOTE 3:    DISCONTINUED OPERATIONS

           The financial statements and accompanying notes for prior periods have been restated to report the revenues and expenses of the components of the Company that were disposed of separately as discontinued operations. Income from discontinued operations, net of income taxes for the three and six months ended June 29, 2003 represents the results of operations of the Company's High Density Film business unit, which was sold in December 2003.

           The following table sets forth the operating results for the High Density Film business unit, which was previously reported in the Company's Consumer Packaging segment:

                                             THREE MONTHS ENDED  SIX MONTHS ENDED
                                                JUNE 29, 2003      JUNE 29, 2003
                                             ------------------  ----------------
Net sales                                      $       47,859     $       92,566
                                               ==============     ==============

Income before income taxes                     $        2,286     $        4,918
Provision for income taxes                                823              1,770
                                               --------------     --------------
Income from discontinued operations, net of
    income taxes                               $        1,463     $        3,148
                                               ==============     ==============
Income from discontinued operations, net of
    income taxes - per diluted share           $         0.02     $         0.03
                                               ==============     ==============

           No interest expense or income was allocated to this business unit.

           The Company has no continuing involvement in the management or operations of the divested business.

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

NOTE 4:    EARNINGS PER SHARE

           The following table sets forth the computation of basic and diluted earnings per share:

                                        Three Months Ended   Six Months Ended
                                        ------------------  ------------------
                                        JUNE 27,  JUNE 29,  JUNE 27,  JUNE 29,
                                          2004      2003      2004      2003
                                        --------  --------  --------  --------
Numerator:
   Income from continuing operations    $ 34,955  $ 21,370  $ 71,795  $ 48,683
   Income from discontinued
     operations, net of income taxes          --     1,463        --     3,148
                                        --------  --------  --------  --------
   Net income                           $ 34,955  $ 22,833  $ 71,795  $ 51,831
                                        ========  ========  ========  ========

Denominator:
   Average common shares outstanding      97,890    96,696    97,754    96,684
   Dilutive effect of:
      Employee stock options                 515       201       440       163
      Contingent employee share awards       286        59       247       110
                                        --------  --------  --------  --------
   Dilutive shares outstanding            98,691    96,956    98,441    96,957
                                        ========  ========  ========  ========

Basic earnings per common share:
   Income from continuing operations    $   0.36  $   0.22  $   0.73  $   0.51
   Income from discontinued
     operations, net of income taxes          --      0.02        --      0.03
                                        --------  --------  --------  --------
   Net income                           $   0.36  $   0.24  $   0.73  $   0.54
                                        ========  ========  ========  ========

Diluted earnings per common share:
   Income from continuing operations    $   0.35  $   0.22  $   0.73  $   0.50
   Income from discontinued
     operations, net of income taxes          --      0.02        --      0.03
                                        --------  --------  --------  --------
   Net income                           $   0.35  $   0.24  $   0.73  $   0.53
                                        ========  ========  ========  ========

           Stock options to purchase approximately 4,487 and 8,120 shares at June 27, 2004 and June 29, 2003, respectively, were not dilutive and, therefore, are not included in the computations of diluted income per common share amounts. No adjustments were made to reported net income in the computations of earnings per share.

NOTE 5:    RESTRUCTURING PROGRAMS

           In August 2003, the Company announced general plans to reduce its overall cost structure by $54,000 pretax by realigning and centralizing a number of staff functions and eliminating excess plant capacity. Pursuant to these plans, the Company has initiated or completed 12 plant closings and has terminated approximately 850 employees. As of June 27, 2004, the Company had incurred cumulative charges, net of adjustments, of approximately $60,978 pretax associated with these activities. Of this amount, $40,149 was related to the Engineered Carriers and Paper segment, $10,688 was related to the Consumer Packaging segment, $333 was attributed to the Packaging Services segment, $2,736 was related to All Other Sonoco, and $7,072 was associated with Corporate. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $45,431, asset impairment charges of $9,994 and other exit costs of $5,553. The Company expects to recognize an additional cost of approximately $4,000 pretax in the future associated with these activities, which is comprised of approximately $2,100 in severance and termination benefits, $300 in asset impairment charges and $1,600 in other exit costs. Of this amount, approximately $3,100 is related to the Engineered Carriers and Paper segment and

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

           approximately $900 is related to the Consumer Packaging segment. The Company also expects to announce throughout the remainder of 2004 the closing of approximately five additional plants in furtherance of these plans. The costs associated with these future plant closings have not yet been determined. In conjunction with the Company's review of its restructuring accrual in the second quarter of 2004, it was determined that one of the plants that had originally been identified to be closed pursuant to these plans would not be closed due to changes in certain factors. In response to this determination, the Company reduced its restructuring accrual for the Consumer Packaging segment, which resulted in negative charges, net of adjustments, in both the three and six months ended June 27, 2004.

           During the three months ended June 27, 2004, the Company recognized restructuring charges, net of adjustments, of $5,768 ($3,720 after tax), which are reflected as "Restructuring charges" on the Company's Condensed Consolidated Statements of Income. Of these charges, $5,624 was attributed to the Engineered Carriers and Paper segment, ($446) was related to the Consumer Packaging segment and $590 was associated with All Other Sonoco. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $3,649, asset impairment charges of $1,475 and other exit costs of $644.

           During the three months ended June 29, 2003, the Company recognized restructuring charges, net of adjustments, of $7,828 ($7,894 after tax) related to previously announced restructuring plans, $7,522 of which was attributed to the Engineered Carriers and Paper segment and $306 of which was associated with All Other Sonoco. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $7,041, asset impairment charges of $729 and other exit costs of $58.

           During the six months ended June 27, 2004, the Company recognized restructuring charges, net of adjustments, of $7,096 ($4,577 after tax). Of these charges, $6,501 was attributed to the Engineered Carriers and Paper segment, ($345) was related to the Consumer Packaging segment and $940 was associated with All Other Sonoco. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $4,224, asset impairment charges of $1,698 and other exit costs of $1,174.

           During the six months ended June 29, 2003, the Company recognized restructuring charges, net of adjustments, of $8,965 ($8,622 after tax) related to previously announced restructuring plans. Of these charges, $8,159 was attributed to the Engineered Carriers and Paper segment, $500 was related to the Consumer Packaging segment and $306 was associated with All Other Sonoco. These restructuring charges, net of adjustments, consisted of severance and termination benefits of $7,678, asset impairment charges of $729 and other exit costs of $558. Additionally, the Company's High Density Film business, which was divested in December 2003, incurred restructuring charges of approximately $200 ($128 after tax) in the six months ended June 29, 2003.

           The following table sets forth the activity in the restructuring accrual included in "Accrued expenses and other" on the Company's Condensed Consolidated Balance Sheets. Restructuring charges are included in "Restructuring charges" on the Company's Condensed Consolidated Statements of Income. In accordance with the agreement of sale for the High Density Film business, the liability of that business associated with the restructuring has been retained by the Company and is, therefore, included in the table below:

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

                      SEVERANCE
                          AND                     OTHER
                      TERMINATION      ASSET      EXIT
                       BENEFITS     IMPAIRMENT    COSTS      TOTAL
                      -----------   ----------   -------   ---------
Beginning liability
   December 31, 2003  $    14,708   $       --   $ 6,386   $  21,094
New charges                 4,783        1,732     1,869       8,384
Cash payments             (11,500)          --    (3,325)    (14,825)
Asset impairment               --       (1,698)       --      (1,698)
Adjustments                  (559)         (34)     (695)     (1,288)
                      -----------   ----------   -------   ---------
Ending liability
   June 27, 2004      $     7,432   $       --   $ 4,235   $  11,667
                      ===========   ==========   =======   =========

           During the six months ended June 27, 2004, the Company recognized writeoffs of impaired equipment and facilities in the Engineered Carriers and Paper segment in the amount of $945 and $240, respectively. Also during the six months ended June 27, 2004, the Company recognized writeoffs of impaired equipment and facilities in All Other Sonoco in the amount of $113 and $400, respectively. Other exit costs are primarily associated with lease termination and other miscellaneous plant closing costs.

           The Company expects to pay the remaining restructuring costs, with the exception of ongoing pension subsidies and certain building lease termination expenses, by the end of the second quarter of 2005, using cash generated from operations.

NOTE 6:    COMPREHENSIVE INCOME

           The following table reconciles net income to comprehensive income:

                                 Three Months Ended     Six Months Ended
                                 -------------------   -------------------
                                 JUNE 27,   JUNE 29,   JUNE 27,   JUNE 29,
                                  2004        2003       2004       2003
                                 --------   --------   --------   --------
Net income                       $ 34,955   $ 22,833   $ 71,795   $ 51,831
Other comprehensive income:
   Foreign currency translation
     adjustments                  (13,948)    37,487    (18,172)    51,584
   Other adjustments, net of
     income tax                     1,069       (228)     1,944        966
                                 --------   --------   --------   --------
Comprehensive income             $ 22,076   $ 60,092   $ 55,567   $104,381
                                 ========   ========   ========   ========

           The following table summarizes the components of accumulated other comprehensive income and the changes in accumulated other comprehensive income, net of tax as applicable, for the six months ended June 27, 2004:

                        FOREIGN      MINIMUM               ACCUMULATED
                       CURRENCY      PENSION                   OTHER
                      TRANSLATION   LIABILITY              COMPREHENSIVE
                       ADJUSTMENT   ADJUSTMENT     OTHER       LOSS
                      -----------   ----------   --------  -------------
Balance at
   December 31, 2003  $   (83,906)  $  (53,826)  $  1,641  $    (136,091)
Year-to-date change       (18,172)          --      1,944        (16,228)
                      -----------   ----------   --------  -------------
Balance at
   June 27, 2004      $  (102,078)  $  (53,826)  $  3,585  $    (152,319)
                      ===========   ==========   ========  =============

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

           The cumulative tax benefit of the Minimum Pension Liability Adjustments was $25,312 at June 27, 2004 and December 31, 2003. Additionally, the deferred tax liability associated with Other items was $2,067 and $940 at June 27, 2004 and December 31, 2003,
           respectively.

NOTE 7:    GOODWILL AND OTHER INTANGIBLE ASSETS

           Goodwill

           A summary of the changes in goodwill for the six months ended June 27, 2004 is as follows:

                               ENGINEERED
                                CARRIERS     CONSUMER   PACKAGING
                               AND PAPER    PACKAGING    SERVICES  ALL OTHER
                                SEGMENT      SEGMENT     SEGMENT     SONOCO     TOTAL
                               ----------   ---------   ---------  ---------  ---------
Balance as of January 1, 2004  $  151,469   $ 165,376   $   1,263  $  65,846  $ 383,954
2004 Acquisitions                     813       2,284     155,417         --    158,514
Foreign currency translation       (1,558)     (2,855)         42        (42)    (4,413)
                               ----------   ---------   ---------  ---------  ---------
Balance as of June 27, 2004    $  150,724   $ 164,805   $ 156,722  $  65,804  $ 538,055
                               ==========   =========   =========  =========  =========

           Other Intangible Assets

           A summary of other intangible assets as of June 27, 2004 and December 31, 2003 is as follows:

                        June 27, 2004         December 31, 2003
                   ----------------------   ----------------------
                     GROSS                   GROSS
                   CARRYING   ACCUMULATED   CARRYING   ACCUMULATED
                    AMOUNT   AMORTIZATION    AMOUNT   AMORTIZATION
                   --------  ------------   --------  ------------
Patents            $  3,268  $     (2,691)  $  3,268  $     (2,564)
Customer lists       68,223        (5,969)    38,223        (4,630)
Land use rights       5,873        (2,035)     5,873        (1,963)
Supply agreements     5,261        (4,356)     5,261        (3,715)
Other                 6,404        (3,208)     6,404        (2,756)
                   --------  ------------   --------  ------------
      Total        $ 89,029  $    (18,259)  $ 59,029  $    (15,628)
                   ========  ============   ========  ============

           Aggregate amortization expense on intangible assets was $1,499 and $1,058 for the three months ended June 27, 2004 and June 29, 2003, respectively and $2,631 and $2,029 for the six months ended June 27, 2004 and June 29, 2003, respectively. Amortization expense on the other intangible assets identified in the table above is expected to approximate $5,400 in 2004, $5,700 in 2005, $5,500 in 2006, $5,100 in
           2007 and $5,000 in 2008. Other intangible assets are included in "Other Assets" on the Company's Condensed Consolidated Balance Sheets.

           Intangible assets acquired in conjunction with the Company's purchase of CorrFlex (see Note 2) consisted of customer lists. The Company has allocated $30,000 of the purchase price to these intangible assets, which have a weighted average amortization period of 15 years. The estimated fair values of these assets are based on the Company's current purchase price allocation, which has been prepared on a preliminary basis, and are subject to change upon its finalization.

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

NOTE 8:    DEBT

           In June 2004, the Company made a private placement of $150 million 5.625% notes due in 2016. Under the terms of the sale of the notes, the Company is required to take appropriate steps to offer to exchange other notes with the same terms that have been registered with the SEC for the private placement notes or, in some circumstances, register the private placement notes with the SEC. If the Company does not take the necessary actions in connection with the exchange offer, or registration of the private placement notes if required, by specified deadlines, it will become obligated to pay additional interest to the holders of the private placement notes up to a maximum of 1% per annum.

           During the second quarter of 2004, the Company entered into a $150 million swap against the newly issued $150 million notes. During the first quarter of 2004, the Company entered into a $100 million swap against a portion of the $250 million 6.5% notes maturing in 2013. Consistent with the treatment of all of the Company's interest rate swaps, these contracts qualified as fair value hedges under Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' (FAS 133) and swapped fixed interest for floating.

           In July 2004, the Company terminated its $450 million backstop credit line and entered into a new $350 million backstop credit line for commercial paper issuance. The new credit agreement matures in July 2009.

NOTE 9:    DIVIDEND DECLARATIONS

           On April 21, 2004, the Board of Directors declared a regular quarterly dividend of $0.22 per share. This dividend was paid June 10, 2004 to all shareholders of record as of May 21, 2004.

           On July 21, 2004, the Board of Directors declared a regular quarterly dividend of $0.22 per share, payable September 10, 2004 to all shareholders of record as of August 20, 2004.

NOTE 10:   STOCK PLANS

           As permitted by Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' (FAS 123), the Company has elected to account for its stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board
           (APB) Opinion No. 25, 'Accounting for Stock Issued to Employees,' and its related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for performance stock options is recorded based on the quoted market price of the Company's stock at the end of the period.

           The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation.

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

                                               Three Months Ended    Six Months Ended
                                              -------------------   -------------------
                                              JUNE 27,   JUNE 29,   JUNE 27,   JUNE 29,
                                                2004       2003       2004       2003
                                              --------   --------   --------   --------
Net income, as reported                       $ 34,955   $ 22,833   $ 71,795   $ 51,831
Add: Stock-based employee compensation cost,
   net of related tax effects, included in
   net income, as reported                         459        280        858        504
Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards,
   net of related tax effects                   (1,591)    (1,425)    (2,834)    (2,850)
                                              --------   --------   --------   --------
Proforma net income                           $ 33,823   $ 21,688   $ 69,819   $ 49,485
                                              ========   ========   ========   ========

Earnings per share:
   Basic - as reported                        $   0.36   $   0.24   $   0.73   $   0.54
   Basic - proforma                           $   0.35   $   0.22   $   0.71   $   0.51
   Diluted - as reported                      $   0.35   $   0.24   $   0.73   $   0.53
   Diluted - proforma                         $   0.34   $   0.22   $   0.71   $   0.51

NOTE 11:   EMPLOYEE BENEFIT PLANS

           The Company provides non-contributory defined benefit pension plans for substantially all of its United States and certain of its Mexico employees, as well as postretirement healthcare and life insurance benefits to the majority of its retirees and their eligible dependents in the United States and Canada. Effective January 1, 2004, the Company established a defined contribution plan for all new U.S. employees. The defined benefit plans discussed above remain in place for all U.S. employees whose employment with the Company began prior to January 1, 2004. The Company also sponsors contributory pension plans covering the majority of its employees in the United Kingdom and Canada.

           The components of net periodic benefit cost include the following:

                                     Three Months Ended    Six Months Ended
                                    -------------------   -------------------
                                    JUNE 27,   JUNE 29,   JUNE 27,   JUNE 29,
                                      2004       2003       2004       2003
                                    --------   --------   --------   --------
DEFINED BENEFIT PLANS
Service cost                        $  5,929   $  5,052   $ 11,854   $ 10,104
Interest cost                         14,314     12,942     28,581     25,884
Expected return on plan assets       (16,534)   (13,823)   (33,024)   (27,646)
Amortization of net transition
   (asset) obligation                    144        144        294        288
Amortization of prior service cost       365        416        728        832
Amortization of net actuarial
   (gain) loss                         5,262      5,556     10,504     11,112
                                    --------   --------   --------   --------
   Net periodic benefit cost        $  9,480   $ 10,287   $ 18,937   $ 20,574
                                    ========   ========   ========   ========
RETIREE HEALTH AND LIFE INSURANCE
   PLANS
Service cost                        $  1,281   $  1,090   $  2,562   $  2,180
Interest cost                          2,932      2,877      5,864      5,754
Expected return on plan assets          (880)      (913)    (1,760)    (1,826)
Amortization of prior service cost    (1,529)    (1,645)    (3,058)    (3,290)
Amortization of net actuarial loss     2,448      2,257      4,896      4,514
                                    --------   --------   --------   --------
   Net periodic benefit cost        $  4,252   $  3,666   $  8,504   $  7,332
                                    ========   ========   ========   ========

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)


           During the six months ended June 27, 2004, the Company made voluntary contributions of approximately $15,000 to its defined benefit and retiree health and life insurance plans. The Company anticipates that it will make additional voluntary contributions of approximately $5,000 to these plans in 2004.

           On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program to potentially reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer's program.

           Paragraph 40 of Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' (FAS 106), requires that presently enacted changes in law impacting employer-sponsored retiree health care programs which take effect in future periods be considered in current-period measurements for benefits expected to be provided in those future periods. Therefore, under FAS 106 guidance, measures of plan liabilities and annual expense on or after the date of enactment should reflect the effects of the Act.

           Pursuant to guidance under FASB Staff Position 106-1 (FSP 106-1), however, the Company has chosen to defer recognition of the potential effects of the Act in these disclosures. Therefore, the retiree health obligations and costs reported in these financial statements or accompanying notes do not yet reflect any potential impact of the Act. On May 19, 2004, the Financial Accounting Standards Board (FASB) issued FASB Staff Position 106-2, 'Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003' (FSP 106-2), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Act. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. Due to the fact that certain authoritative guidance related to the determination of actuarial equivalency is not yet available, the Company is currently unable to determine the impact of its implementation of FSP 106-2 and the Act on its Condensed Consolidated Financial Statements.

NOTE 12:   NEW ACCOUNTING PRONOUNCEMENTS

           In January 2003, the FASB issued Interpretation No. 46, 'Consolidation of Variable Interest Entities - an interpretation of ARB 51' (FIN 46). FIN 46 addresses when a company should include in its financial statements the assets, liabilities and activities of a variable interest entity. It defines variable interest entities as those entities with a business purpose that either do not have equity investors with voting rights in proportion to such investors' equity, or have investors that do not provide financial resources in proportion to such investors' equity for the entity to support its activities and have equity investors that lack a controlling financial interest. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN 46 consolidation requirements apply immediately to variable interest entities created or obtained after January 31, 2003, but this had no impact on the Company's 2003 financial statements. A modification to FIN 46 (FIN
           46R) was released on December 17, 2003. FIN 46R delayed the effective date for variable interest entities created before February 1, 2003, with the exception of special-purpose entities, until the first fiscal year or interim period after December 15, 2003. As of January 1, 2004, the Company adopted FIN 46R. In conjunction with this adoption, the Company performed an evaluation of variable interest entities in

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

           which it has an ownership, contractual or other monetary interest. The adoption of FIN 46R did not have a material effect on the Company's Condensed Consolidated Financial Statements.

           In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus in EITF Issue 03-01, 'The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments'. EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' (FAS 115) and Statement of Financial Accounting Standards No. 124, 'Accounting for Certain Investments Held by Not-for-Profit Organizations,' (FAS 124) and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. The provisions of EITF 03-01 will be effective for the Company's third quarter of 2004 and will be applied prospectively to all current and future investments. Quantitative and qualitative disclosures for investments accounted for under FAS 115 are effective for the Company's fiscal year ending 2004. The implementation of this EITF consensus is not expected to have a material effect on the Company's Condensed Consolidated Financial Statements.

           On May 19, 2004, the FASB issued FASB Staff Position 106-2, 'Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003' (FSP 106-2), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. Due to the fact that certain authoritative guidance related to the determination of actuarial equivalency is not yet available, the Company is currently unable to determine the impact of its implementation of FSP 106-2 and the Act on its Condensed Consolidated Financial Statements. See Note 11 for further discussion of the Act.

NOTE 13:   FINANCIAL SEGMENT INFORMATION

           The Company has determined that it will change its reportable segments on a prospective basis beginning with the third quarter of 2004. Accordingly, the Company has changed its disclosure of segment information for the three and six months ended June 27, 2004 and June 29, 2003 to conform to the new segment reporting. The changes to the financial statements for the three and six months ended June 27, 2004 and June 29, 2003 relate solely to the presentation of segment specific disclosures and had no impact on the condensed consolidated balance sheets, statements of income or statements of cash flows. Other financial statement footnotes affected by this change in segment reporting include Note 2 - Acquisitions/Joint Ventures, Note 5 - Restructuring Programs and Note 7 - Goodwill and Intangible Assets.

           Previously, the Company reported its results in two segments, Industrial Packaging and Consumer Packaging. As presented below, the Company will now report results in three segments, Engineered Carriers and Paper, Consumer Packaging and Packaging Services. Sonoco will report certain smaller operations as All Other Sonoco.

           The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and, fiber-based construction tubes and forms. The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and, metal and plastic ends and closures The

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

           Packaging Services segment provides the following services: packaging fulfillment; product handling; brand management; and, supply chain management. The Packaging Services segment also includes the production of folding cartons. All Other Sonoco represents the activities and businesses of the Company's consolidated subsidiaries that do not meet the aggregation criteria outlined in Statement of Financial Accounting Standards No. 131, 'Disclosures about Segments of an Enterprise and Related Information' (FAS 131) and therefore cannot be combined with other operating segments into a reportable segment. All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom designed protective packaging; adhesives; machinery manufacturing; and specialty packaging.

           The following table sets forth net sales and operating profit for the Company's reportable segments. Operating profit at the segmental level is defined as "Income before interest and income taxes" on the Company's Condensed Consolidated Statements of Income adjusted for restructuring charges, which are not allocated to the financial segments.

                    FINANCIAL SEGMENT INFORMATION (Unaudited)

                                Three Months Ended      Six Months Ended
                               -------------------   -----------------------
                               JUNE 27,   JUNE 29,    JUNE 27,     JUNE 29,
                                 2004       2003        2004        2003
                               --------   --------   ----------   ----------
Net Sales:
  Engineered Carriers
     and Paper                 $342,392   $318,021   $  655,880   $  611,870
  Consumer Packaging            272,744    254,216      529,149      506,584
  Packaging Services             70,303     44,965      123,376       90,296
  All Other Sonoco               78,463     67,365      150,913      132,297
                               --------   --------   ----------   ----------
  Consolidated                 $763,902   $684,567   $1,459,318   $1,341,047
                               ========   ========   ==========   ==========

Income before income taxes:
  Engineered Carriers and
     Paper - Operating Profit  $ 34,952   $ 26,815   $   55,699   $   51,941
  Consumer Packaging -
     Operating Profit            17,743     20,939       35,596       42,285
  Packaging Services -
     Operating Profit             4,932      1,596       10,418        3,797
  All Other Sonoco -
     Operating Profit             8,553      6,113       15,554       10,970
  Restructuring charges          (5,768)    (7,828)      (7,096)      (8,965)
  Interest, net                 (10,322)   (13,470)     (19,070)     (25,753)
                               --------   --------   ----------   ----------
  Consolidated                 $ 50,090   $ 34,165   $   91,101   $   74,275
                               ========   ========   ==========   ==========

           2003 information has been restated to exclude the impact of the Company's High Density Film business, which has been reclassified as discontinued operations on the Condensed Consolidated Statements of Income.

           Total identifiable assets, which represent those assets used by each reportable segment in its operations, for the Packaging Services segment, were materially impacted by the Company's acquisition of CorrFlex. At June 27, 2004, total identifiable assets for the Packaging Services segment were approximately $327,461, compared to $49,191 at December 31, 2003.

                             SONOCO PRODUCTS COMPANY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars and shares in thousands except per share data)
                                   (unaudited)

NOTE 14:   COMMITMENTS AND CONTINGENCIES

           The Company is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. As is the case with other companies in similar industries, the Company faces exposure from actual or potential claims and legal proceedings. The Company cannot currently determine the final outcome of the proceedings described below or the ultimate amount of potential losses. Pursuant to Statement of Financial Accounting Standards No. 5, 'Accounting for Contingencies' (FAS 5), management records accruals for estimated losses at the time that information becomes available indicating that losses are probable and that the amounts are reasonably estimable. Accrued amounts are not discounted. Although the level of future expenditures for legal and environmental matters is impossible to determine with any degree of probability, it is management's opinion that such costs, when finally determined, will not have an adverse material effect on the consolidated financial position of the Company.

           Sonoco-U.S. Paper Lawsuit

           On April 30, 2004, the Company announced that the U.S. District Court for the Southern District of Ohio had entered a judgment against its subsidiary, Sonoco-U.S. Paper, and the Company in the amount of $3,750 in a case involving alleged trade secrets of the plaintiff. Although not covered by the judgment, the plaintiff has also made claims for certain litigation expenses. The Company accrued approximately $5,500 related to this legal proceeding for the first quarter of 2004.

           Environmental Matters

           The Company has been named as a potentially responsible party at several environmentally contaminated sites not owned by the Company. These regulatory actions and a small number of private party lawsuits represent the Company's largest potential environmental liabilities. As of June 27, 2004 and December 31, 2003, the Company had accrued $4,286 and $3,967, respectively, related to environmental contingencies. Due to the complexity of determining clean-up costs associated with the sites, a reliable estimate of the ultimate cost to the Company cannot be determined. Furthermore, all of the sites are also the responsibility of other parties. The Company's liability, if any, is shared with such other parties, but the Company's share has not been finally determined in most cases. In some cases, the Company has cost-sharing agreements with other potentially responsible parties with respect to a particular site. Such agreements relate to the sharing of legal defense costs or clean-up costs, or both. The Company has assumed, for purposes of estimating amounts to be accrued, that the other parties to such cost-sharing agreements will perform as agreed. It appears that final resolution of some of the sites is years away. Accordingly, a reliable estimate of the ultimate cost to the Company with respect to such sites cannot be determined.